Exhibit 99.2

Contact:	Peter W. Keegan
Senior Vice President
(212) 521-2950

Candace Leeds
V.P. of Public Affairs
(212) 521-2416

Joshua E. Kahn
Investor Relations
(212) 521-2788

FOR IMMEDIATE RELEASE
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CAROLINA GROUP REPORTS NET INCOME AND
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PRO FORMA RESULTS FOR THE FIRST QUARTER OF 2003
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   NEW YORK, May 8, 2003 -- Loews Corporation (NYSE:LTR) reported today Carolina Group net income for the 2003 first quarter of $124.4 million, compared to $150.7 million in the 2002 first quarter. Net income attributable to Carolina Group stock (NYSE:CG) for the first quarter of 2003 was $28.6 million, or $0.72 per share of Carolina Group stock, compared to $18.0 million, or $0.45 per share in the prior year. Net income for 2003 was reduced by a charge of $17.1 million to resolve indemnification claims and trademark matters in connection with the 1977 sale by Lorillard of its international business.

   Carolina Group net income for the 2003 first quarter includes net investment gains of $0.2 million, compared to $1.9 million in the prior year. Net investment gains attributable to Carolina Group stock in 2002 were $0.3 million.

Net sales for the Carolina Group were $844.2 million in the first quarter of 2003, compared to $973.1 million in 2002.

   On a pro forma basis, assuming the Carolina Group stock had been issued at January 1, 2002, net income attributable to Carolina Group stock for the first quarter of 2002 would have been $32.0 million or $0.80 per share of Carolina Group stock.

   This pro forma information is based on the historical results of operations of the Carolina Group, adjusted to accrue interest expense at 8% per annum on $2.5 billion of notional intergroup debt and an adjustment to income taxes for the impact of the interest expense. Per share amounts are based on income available to Carolina Group shareholders. At March 31, 2003, the outstanding balance of notional debt was $2.4 billion.

The Carolina Group stock, commonly called a tracking stock, is intended to reflect the economic performance of a defined group of the Company's assets and liabilities, referred to as

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the Carolina Group, principally consisting of the Company's subsidiary Lorillard, Inc. The Carolina Group, a notional group, is not a separate legal entity. The purpose of this financial information is to provide investors with additional information to use in analyzing the results of operations and financial condition of the Carolina Group, and this financial information should be read in conjunction with the consolidated financial information of Loews Corporation.

   As of March 31, 2003, there were 39,910,000 shares of Carolina Group stock outstanding. Depending on market conditions, the Company, for the account of the Carolina Group, from time to time may purchase shares of Carolina Group stock in the open market or otherwise.

# # #

Loews Corporation has issued a separate press release reporting its consolidated results for the first quarter of 2003, which accompanies this press release.

   A conference call to discuss the first quarter results of Loews Corporation has been scheduled for 11:00 a.m. EDT, Thursday, May 8, 2003. A live broadcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 692-2592. An online replay will be available at the Company's website for one week following the call.

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Carolina Group
Financial Review

	Three Months Ended March 31,
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	2003	2002	2002
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	(Amounts in millions, except per share data)

			Pro Forma

Net sales (a)	$ 844.2	$ 973.1	$ 973.1

Cost of sales (a)	466.5	600.2	600.2
Selling, advertising and administrative (b)	134.7	111.8	111.8
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Total operating costs and expenses	601.2	712.0	712.0
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Operating income	243.0	261.1	261.1
Investment income (c)	8.8	14.2	14.2
Interest expense (d)	(48.2)	(29.0)	(50.0)
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Income before income taxes	203.6	246.3	225.3
Income taxes (d)	79.2	95.6	87.4
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Net income	124.4	150.7	137.9
Earnings attributable to the Loews Group intergroup interest (e)	95.8	132.7	105.9
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Income attributable to Carolina Group shareholders (f)	$ 28.6	$ 18.0	$ 32.0
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Per share of Carolina Group stock (g)	$ 0.72	$ 0.45	$ 0.80
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Weighted number of shares outstanding	39.91	40.25	40.25
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(a)	Includes excise taxes of $156.9 and $180.4 for the three months ended March 31, 2003 and 2002.
(b)	Includes a $28.0 charge in 2003 ($17.1 after taxes) to resolve indemnification claims and trademark matters in connection with the 1977 sale by Lorillard of its international business.
(c)	Includes $0.3 and $2.9 of investment gains for the respective periods.
(d)

Includes pro forma adjustment to accrue interest expense at 8% per annum on $2,500.0 of notional intergroup debt and an adjustment to income taxes for the impact of the interest expense for the period prior to the issuance of Carolina Group stock.

(e)

Adjusted to reflect the Loews Group's intergroup interest in the earnings of the Carolina Group after completion of the February 1, 2002 offering of 40,250,000 shares of Carolina Group stock. The Loews Group's economic interest is expressed in share equivalents amounting to 133,500,000 shares for a total of 173,750,000 shares and share equivalents outstanding after the offering. As of March 31, 2003, there were 39,910,000 shares of Carolina Group stock outstanding.

(f)

Represents 23.01% and 23.17% of the economic interest in the Carolina Group for the three month and two month periods ended March 31, 2003 and 2002, and 23.17% on a pro forma basis for the three month period ended March 31, 2002.

(g)

Earnings per common share-assuming dilution is not presented because securities that could potentially dilute basic earnings per share in the future would have been insignificant or antidilutive for the periods presented. Pro forma earnings per share of Carolina Group stock assumes the Carolina Group was a separate group as of January 1, 2002.

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Carolina Group
Supplemental Information

The following information regarding domestic U.S. unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand as follows (all units in billions):

	Three Months Ended
	March 31,
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	2003	2002
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Full Price Brands

Total Newport	7.472	8.395
Total Kent Family	0.268	0.363
Total True	0.193	0.247
Total Max	0.014	0.017
Total Satin	0.003	0.004
Total Triumph	0.001	0.001
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Total Full Price Brands	7.951	9.027
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Price/Value Brands

Total Old Gold	0.246	0.329
Total Maverick	0.083	0.202
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Total Price/Value Brands	0.329	0.531
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Total Domestic Cigarettes	8.280	9.558
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Notes:

1.	This information is unaudited and is not adjusted for returns.
2.	Domestic unit volume includes units sold as well as promotional units, and excludes volumes for Puerto Rico and U.S. Possessions.
3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.
4.	Unit volume is not necessarily indicative of the level of revenues for any period.

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